Exhibit (r)(2)

APPENDIX H	CODE OF ETHICS

I.	INTRODUCTION

High ethical standards are essential for the success of Infinity and to maintain the confidence of Investors. Infinity is of the view that its long-term business interests are best served by adherence to the principle that the Funds’ interests come first. Infinity has a fiduciary duty to the Funds it manages, which requires individuals associated with Infinity to act solely for the benefit of the Funds. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms. In recognition of Infinity’s fiduciary obligations to the Funds and Infinity’s desire to maintain its high ethical standards, Infinity has adopted this Code of Ethics containing provisions designed to: (i) prevent improper personal trading by Access Persons; (ii) prevent improper use of material, non-public information about securities recommendations made by Infinity or securities holdings of Advisory Clients; (iii) identify conflicts of interest; and (iv) provide a means to resolve any actual or potential conflict in favor of the Fund.

An important goal of this code is to protect the Funds, Infinity and its Access Persons from the conflicts that could result from a violation of the securities laws or from real or apparent conflicts of interests. While it is impossible to define all situations that might pose a conflict of interest, this Code of Ethics is designed to address those circumstances where such risks are likely to arise.

A copy of this Code of Ethics and any amendments will be provided to each supervised person. Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment for supervised persons of Infinity. If there is any doubt as to the propriety of any activity, employees should consult with the Chief Compliance Officer or his/her designee, who is charged with the administration of this Code of Ethics, has general compliance responsibility for Infinity and may offer guidance on securities laws and acceptable practices, as the same may change from time to time. The Chief Compliance Officer may rely upon the advice of outside legal counsel or outside compliance consultants (if any).

II.	APPLICABILITY OF CODE OF ETHICS

A.	Personal Accounts of Access Persons. This Code of Ethics applies to all Personal Accounts of all Access Persons. A Personal Account also includes an account maintained by or for:

(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Exhibit (r)(2)
As provided in Section IV.A.(1) below, upon receipt of this Manual, each Access Person will be required to provide a comprehensive list of all Personal Accounts to Infinity’s Chief Compliance Officer.

B.
Access Person as Trustee. A Personal Account does not include any account for which an Access Person serves as trustee of a trust for the benefit of (i) a person to whom the Access Person does not provide primary financial support, or (ii) an independent third party.

(1)
Personal Accounts of Other Access Persons. A Personal Account of an Access Person that is managed by another Access Person is considered to be a Personal Account only of the Access Person who has a Beneficial Ownership in the Personal Account. The account is considered to be a client account with respect to the Access Person managing the Personal Account.

(2)
Solicitors/Consultants. Non-employee Solicitors or consultants are not subject to this Code of Ethics unless the Solicitor/consultant, as part of his duties on behalf of Infinity, (i) makes or participates in the making of investment recommendations for the Funds, or (ii) obtains information on recommended investments for the Funds.

(3)	Client Accounts. A client account includes any account managed by Investment Personnel of Infinity, which is not a Personal Account.

III.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

A.
General. It is the responsibility of each Access Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. When anything under this Section III prohibits the purchase or sale of a security, it also prohibits the purchase or sale of any related securities such as puts, calls, other options or rights in such securities. Personal securities transactions for Access Persons may be effected only in accordance with the provisions of this Section III.

B.
Pre-clearance of Transactions in Personal Accounts. An Access Person must obtain the prior written approval of the Chief Compliance Officer before engaging in direct or indirect purchases or sales of beneficial ownership in a security in initial public offerings and limited offerings (each as required under Rule 204A-1 of the Advisers Act).

A request for pre-clearance must be made by completing the Pre-Clearance Form in advance of the contemplated transaction. A Sample Pre-Clearance Form is attached as Exhibit 1.

IV.	REPORTING REQUIREMENTS

A.	All Access Persons are required to submit to the Chief Compliance Officer (subject to the applicable provisions of Section V below) the following reports:

(1)
Initial Holdings Report – Access Persons are required to provide the Chief Compliance Officer with an Initial Holdings Report within 10 days of the date that such person became an Access Person that meets the following requirements:

(a)
Must disclose all of the Access Person’s current securities holdings with the following content for each reportable security (as defined in IV.B. below) that the Access Person has any direct or indirect beneficial ownership:

Exhibit (r)(2)
•	title and type of reportable security;
•	ticker symbol or CUSIP number (as applicable);
•	number of shares;
•	principal amount of each reportable security.

(b)	Must disclose the name of any broker, dealer or bank with which the Access Person maintains a Personal Account.

(c)	Information contained in Initial Holding Reports must be current as of a date no more than 45 days prior to the date of submission.

(d)	The date upon which the report was submitted.

(e)	Access Persons should use the form of Initial Holdings Report contained in Exhibit 2 to this Code of Ethics.

(2)
Annual Holdings Report – Subject to the applicable provisions of Section V. below, Access Persons must also provide Annual Holdings Reports of all current reportable securities holdings at least once during each 12 month period (the “Annual Holding Certification Date”). For purposes of this Code, the Annual Holdings Certification Date is December 31. From a content perspective, such Annual Holdings Reports must comply with the requirements of Section IV.A.(1)(a), (b) and (c) above. Access Persons should use the form of Annual Holdings Report contained in Exhibit 3 to this Code of Ethics.

(3)
Quarterly Transaction Reports – Subject to the applicable provisions of Section V below, Access Persons must also provide quarterly securities transaction reports for each transaction in a reportable security (as defined in Section IV.B. below) that the Access Person has any direct or indirect beneficial ownership. Such quarterly transaction reports must meet the following requirements:

(a)	Content Requirements – Quarterly transaction report must include:

•	date of transaction;
•	title of reportable security;
•	ticker symbol or CUSIP number of reportable security (as applicable);
•	interest rate or maturity rate (if applicable);
•	number of shares;
•	principal amount of reportable security;
•	nature of transaction (i.e., purchase or sale);
•	price of reportable security at which the transaction was effected;
•	the name of broker, dealer or bank through which the transaction was effected;
•	the date upon which the Access Person submitted the report.

(b)	Timing Requirements – Subject to Section V.C, Access Persons must submit a quarterly transaction report no later than 30 days after the end of each quarter.

Exhibit (r)(2)
(c)	Access Persons should use the form of quarterly transaction report provided in Exhibit 4 to this Code of Ethics.

Infinity has determined that transactions involving the gift of Reportable Securities, (where the Access Person in question either gives or receives Reportable Securities) are required to be reported by Access Persons.

Infinity has also determined that transactions involving the purchase or sale of the Funds’ securities (as listed in Appendix J) are not required to be reported by Access Persons in the form of a quarterly transaction report and/or duplicate brokerage statement. Infinity is of the view that an Access Person’s respective contribution, withdrawal, or redemption documentation at the time of the transaction serve as a sufficient transactional notice to the Chief Compliance Officer. Such transactions are subject to the pre-clearance requirements and other the provisions set forth above.

B.
Definition of Reportable Security – For purposes of the reporting requirements, a reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Advisers Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)
Shares issued by registered open-end funds; provided that such funds are NOT advised by Infinity or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Infinity;

(5)
Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds; provided that such funds are NOT advised by Infinity or an affiliate and such fund’s adviser or principal underwriter is not controlled or under common control with Infinity.

C.
Duplicate Copies of Broker Confirmations and Account Statements – All Access Persons are required to provide the Chief Compliance Officer with (i) duplicate copies of securities trade confirmations for trades requiring pre-clearance within 5 days after the Access Person’s transaction, and (ii) quarterly brokerage statements. The Chief Compliance Officer will check transactions on broker confirmations against pre-clearance forms to make sure all trades have been pre-cleared.

V.	EXCEPTIONS FROM REPORTING REQUIREMENTS/ ALTERNATIVE TO QUARTERLY TRANSACTION REPORTS

This Section V sets forth exceptions from the reporting requirements of Section IV of this Code. All other requirements will continue to apply to any holding or transaction exempted from reporting pursuant to this Section V. Accordingly, the following transactions will be exempt only from the reporting requirements of Section IV:

A.
No Initial, Annual or Quarterly Transaction is required to be filed by an Access Person with respect to securities held in any Personal Account over which the Access Person has (or had) no direct or indirect influence or control;

Exhibit (r)(2)
B.
Quarterly Transaction Reports are not required to be submitted with respect to any transactions effected pursuant to an automatic investment plan (although holdings need to be included on Initial and Annual Holdings Reports);

C.
Quarterly Transaction Reports are not required if the report would duplicate information contained in broker trade confirm or account statements that an Access Person has already provided to the Chief Compliance Officer; provided, that such broker trade confirm or account statements are provided to the Chief Compliance Officer within 30 days of the end of the applicable calendar quarter. This paragraph has no effect on an Access Person’s responsibility related to the submission of Initial and Annual Holdings Reports.

(1)	Access Persons that would like to avail themselves of this exemption should:

(a)	Ensure that the content of such broker confirms or account statements for any Personal Account meet the content required for Quarterly Transaction Review Reports set forth in Section IV.A.3 above; and

(b)	Inform the Chief Compliance Officer that you would like to avail yourself of this compliance option and provide the Chief Compliance Officer with the following for each of your Personal Accounts:

•	name of institution;
•	address of institution;
•	name of contact at institution;
•	identification numbers for personal accounts held at institution;
•	name of personal accounts held at institution.

(c)	The Chief Compliance Officer will then send the form of letter attached to this Code of Ethics as Exhibit 5 to the institutions in question.

VI.	PROTECTION OF MATERIAL NON-PUBLIC INFORMATION ABOUT SECURITIES/INVESTMENT RECOMMENDATIONS

In addition to other provisions of this Code of Ethics and the Manual (including Section XIII of the Manual and the Insider Trading Procedures in Appendix I), Access Persons should note that Infinity has a duty to safeguard material, non-public information about securities/investment recommendations provided to (or made on behalf of) Advisory Clients. As such, Access Persons generally should not share such information outside of Infinity. Notwithstanding the foregoing, Access Persons and Infinity may provide such information to persons or entities providing services to Infinity, Advisory Client or the Funds where such information is required to effectively provide the services in question. Examples of such are:

•	brokers;
•	accountants or accounting support service firms;
•	custodians;
•	transfer agents;
•	bankers; and
•	lawyers

If there are any questions about the sharing of material, non-public information about securities/investment recommendations made by Infinity, please see the Chief Compliance Officer.

Exhibit (r)(2)
VII.	WHISTLEBLOWER POLICY

A.
General Policy. Improper conduct on the part of any employee puts Infinity and company personnel at risk. Employees are required to report their concerns about potentially illegal conduct as well as violations of the company’s policies. Infinity personnel have the opportunity to report any concerns or suspicions of improper activity at Infinity (whether by a supervised person or other party) confidentially and without retaliation. Reports of violations or suspected violations must be reported to the Chief Compliance Officer or to other designated members of senior management.

B.
Responsibility of the Whistleblower. A person must be acting in good faith in reporting a complaint or concern under this policy and must have reasonable grounds for believing a deliberate misrepresentation has been made regarding accounting or audit matters or a breach of this Manual or the Firm’s Code of Ethics. A malicious allegation known to be false is considered a serious offense and will be subject to disciplinary action that may include termination of employment.

C.
Handling of Reported Improper Activity. Infinity management will take seriously any report regarding a potential violation of our policy or other improper or illegal activity, and recognizes the importance of keeping the identity of the reporting person from being widely known. Infinity personnel are to be assured Infinity will appropriately manage reported concerns or suspicions of improper activity in a timely and professional manner, confidentially and without retaliation.

D.
No Retaliation Policy. It is Infinity’s policy that an employee who submits a complaint made in good faith will not experience retaliation, harassment, or unfavorable or adverse employment consequences. An employee who retaliates against a person reporting a complaint will be subject to disciplinary action, which may include termination of employment.

VIII.	OVERSIGHT OF CODE OF ETHICS

A.
Reporting. Any situation that may involve a conflict of interest, illegal or unethical behavior or any other possible violation of this Code of Ethics must be promptly reported to the Chief Compliance Officer who must report it to the executive management of Infinity. It is the policy of the Infinity not to allow retaliation for reports of misconduct made in good faith by any Access Person. All Access Persons are expected to fully cooperate in any internal investigations of misconduct.

B.
Review of Transactions. Each Access Person's transactions in his/her Personal Accounts may be reviewed on a regular basis and compared to transactions entered into by Infinity for the Funds. Any transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the Chief Compliance Officer who must report them to the Managing Principal.

C.
Sanctions. Infinity’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment. Additionally, the law may impose criminal and/or civil penalties.

D.
Authority to Exempt Transactions. The Chief Compliance Officer has the authority to exempt any Access Person or any personal securities transaction of an Access Person from any or all of the provisions of this Code if the Chief Compliance Officer determines that such exemption would not be against any interests of an Advisory Client and in accordance with applicable law. The Chief Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

Exhibit (r)(2)
IX.	CONFIDENTIALITY

All information collected pursuant to this Code of Ethics will be treated confidentially except to the extent required or reasonably interpreted to be required to be disclosed by law. Each Access Person is expected to take appropriate measures to protect the confidentiality of confidential information. In general, Access Persons shall refrain from disclosing confidential information to anyone, inside or outside of Infinity, except on a need-to-know basis and under circumstances that make it reasonable to believe that the information will not be improperly disclosed by the recipient. If an employee believes that disclosure of certain information is required or compelled by law, the employee must contact the Chief Compliance Officer for approval before disclosing the information.

When Infinity enters into any agreement with a third party that imposes confidentiality restrictions on Infinity and its employees, each employee, by virtue of this Code of Ethics provision, will likewise be deemed restricted by the confidentiality restrictions of such agreement without the need to have such employee execute any supplement thereto.

Exhibit (r)(2)
EXHIBIT 1

PRE-CLEARANCE FORM FOR
TRANSACTIONS IN PERSONAL ACCOUNTS OF ACCESS PERSONS

Access Persons must complete this Pre-clearance Form prior to engaging in certain personal transactions as set forth in the Infinity’s Code of Ethics. Access Persons should complete Sections (1) through (4) below and submit this pre-clearance form to the Chief Compliance Officer. Section (5) will be completed by the Chief Compliance Officer.

(1)	Investment Information

Investment Type (please check):

IPO ____

Limited Offering _____

Issuer: ________________________

(2)	Transaction Information

Transaction Type (please circle):  Buy Sell
Estimated Trade Date: _______________
Quantity: _________________________
Estimated Price: ____________________
Broker/Dealer (if any): _____________________

(3)	Conflict of Interest Information

Access Persons should provide any additional factors that they believe may be relevant to a conflict of interest analysis (if any):

(4)	Representation and Signature

By executing this form, I represent that my trading in this investment is not based on any material non-public information.

Access Person’s Name (please print)

Access Person’s Signature	Date

(5)	Disposition of Pre-Clearance Request

Approved
Denied

Chief Compliance Officer	Date

Exhibit (r)(2)
EXHIBIT 2

INFINITY INITIAL HOLDINGS REPORT
FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

In connection with my new status as an Access Person at Infinity, the following sets forth (i) all of my Personal Accounts (as defined in the Code of Ethics) and (ii) all of my holdings in Reportable Securities (as defined in the Code of Ethics) that are held in my Personal Accounts.

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

[ ]	I do not maintain any Personal Accounts.

(continued on next page)

Exhibit (r)(2)
DISCLOSURE OF REPORTABLE SECURITIES

The following sets forth all of my holdings in Reportable Securities.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

[ ]	No holdings in reportable securities (as defined in Section IV.B of Infinity’s Code of Ethics)

OR

[ ]	Attached to this Initial Holdings Report are most-recent statements for each Personal Account that holds Reportable Securities.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________________ ___, 201_ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature

Chief Compliance Officer

Exhibit (r)(2)
EXHIBIT 3

INFINITY ANNUAL HOLDINGS REPORT
FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Report:

The following sets forth (i) all of my Personal Accounts (as defined in the Code of Ethics) and (ii) all of my holdings in Reportable Securities (as defined in the Code of Ethics) that are held in my Personal Accounts as of December 31 (the “Annual Holdings Certification Date”).

DISCLOSURE OF PERSONAL ACCOUNTS

The following sets forth all of my Personal Accounts.

Record Owner(s) of Account:	Name of Brokerage House or Other Institution:	Account Number:

Attach additional pages to this form if necessary.

OR

[ ]	I do not maintain any Personal Accounts.

(continued on next page)

Exhibit (r)(2)
DISCLOSURE OF REPORTABLE SECURITIES

The following sets forth all of my holdings in Reportable Securities.

Title and Type of Security	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer Or Bank Where Securities Are Held

Attach additional pages to this form if necessary

OR

[ ]	No holdings in Reportable Securities

OR

[ ]	Attached to this Annual Holdings Report are most-recent statements for each Personal Account that holds Reportable Securities.

The undersigned Access Person certifies that all information contained in this report is true and correct as of ___________________ ___, 201_ (which must be a date within 45 days that this report is submitted to the Chief Compliance Officer).

Name of Access Person

Signature of Access Person

Date

Compliance Review Signature

Chief Compliance Officer

Exhibit (r)(2)
EXHIBIT 4

INFINITY QUARTERLY TRANSACTION REPORT
FOR ACCESS PERSONS

Name of Access Person:

Date of Submission of Transaction Report:

The following sets forth all of the transaction in reportable securities (as defined in Section IV.B of Infinity’s Code of Ethics) made in my Personal Accounts (as defined in Section II.A of Infinity’s Code of Ethics) for the quarter beginning on __________and ending on _____________.

Date of Transaction	Nature of Transaction (i.e. purchase, sale, etc.)	Title and Type of Security	Price of Security at which Transaction was Effected	Tracker Symbol or CUSIP Number (As Applicable)	Number of Shares Held	Principal Amounts of Shares	Broker/Dealer or Bank Where Securities Are Held

OR

___	No transactions in Reportable Securities (as defined in Section IV.B of Infinity’s Code of Ethics)

The undersigned Access Person certifies that all information contained in this report is true and correct as of (check appropriate):
___	December 31, 201_
___	March 31, 201_
___	June 30, 201_
___	September 30, 201_

Insert Name of Access Person

Signature

Date

Compliance Review

Chief Compliance Officer

Exhibit (r)(2)
EXHIBIT 5

[DATE]
[INSERT NAME OF BROKER]
[INSERT ADDRESS]

Re: [NAME OF EMPLOYEE]/Account No(s). [  ]

Dear [  ]:

As the Chief Compliance Officer for [TBD], I am aware that [NAME OF BROKER] executes and clears transactions for the purchase or sale of securities for the account of [NAME OF EMPLOYEE] (the “Employee”).

In accordance with our compliance procedures, I hereby request that duplicate copies of all trade confirmation statements and monthly account statements with respect to the above-referenced account(s) held by our Employee be sent to my attention at the following address:

Infinity Capital Advisors, LLC
Attn: Ashley DeLuca, Chief Compliance Officer
1355 Peachtree Street, Suite 750
Atlanta, Georgia 30309

Please feel free to call me at (678) 904-6300 should you have any questions.

Best regards,

Ashley DeLuca

By:

Name: Ashley DeLuca
Title: Chief Compliance Officer

I hereby authorize [NAME OF BROKER] or its representatives to send duplicate copies of all trade confirmation statements and monthly account statements with respect to my account(s) held with [NAME OF BROKER] to my employer, [TBD], at the above-listed address.

Signature of Employee

Name: [Print/Type Name of Employee]